Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 21st Floor New York, NY 10022

Media Contact: Bonnie Bastian, YPB&R 407-838-1743 bonnie_bastian@ypbr.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2006 Financial Results

NEW YORK, April 18, 2006 -- Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $16.9 million, up 51% year-over-year
•	Net income of $4.1 million, $0.24 earnings per share
•	Cash flow from operations of $5.8 million

Travelzoo Inc. (NASDAQ: TZOO), a global Internet media company, today reported financial results for the first quarter ended March 31, 2006, with revenue of $16.9 million, an increase of 51% year-over-year. Net income was $4.1 million, with diluted earnings per share (EPS) of $0.24, up from $0.10 in the prior-year period.

“Q1 2006 marks our 31st consecutive quarter of growth in online advertising sales,” said Ralph Bartel, chairman and chief executive officer, Travelzoo. “Q1 2006 results were also impacted by a lower than anticipated loss from our Europe business segment and a decrease in our effective tax rate.”

North America

North America business segment revenue grew 46% year-over-year to $16.4 million. North America reported an operating profit of $7.4 million, or 45% of revenue, up from an operating profit of $3.4 million, or 30% of revenue, in the prior-year period.

Europe

Europe business segment revenue was $565,000, up 49% from $380,000 in Q4 2005. Europe reported an operating loss of $460,000, compared to $579,000 in Q4 2005. Travelzoo began operations in Europe in May 2005.

Income Taxes

Travelzoo’s effective income tax rate decreased to 43.6% in Q1 2006 from 56.7% in Q4 2005 and 48.7% in the prior-year period.

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Conference Call

Travelzoo will host a conference call to discuss first quarter results at 11:00 a.m. ET today. A live Web cast can be accessed through the company's investor relations Web site at www.travelzoo.com/ir.

About Travelzoo

Travelzoo Inc. (NASDAQ: TZOO) is a global Internet media company. Travelzoo’s media properties, which reach more than 10 million travel enthusiasts in the U.S., Canada and U.K., include the Travelzoo® Web site (www.travelzoo.com), the Top 20® e-mail newsletter, the Newsflash™ e-mail alert service and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 500 advertisers. Travelzoo’s deal experts review each offer to find the best travel deals and confirm their true value. Travelzoo is headquartered in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended March 31,
	2006	2005

Revenues	$ 16,928	$ 11,228
Cost of revenues	264	179
Gross profit	16,664	11,049
Operating expenses:
Sales and marketing	7,099	5,030
General and administrative	2,601	2,608
Total operating expenses	9,700	7,638

Income from operations	6,964	3,411
Other income and expense:
Interest income	344	160
Gain (loss) on foreign currency	(7)	-

Income before income taxes	7,301	3,571

Income taxes	3,185	1,739

Net income	$ 4,116	$ 1,832

Basic net income per share	$ 0.26	$ 0.11
Diluted net income per share	0.24	0.10

Shares used in computing basic net income per share	16,103	16,233
Shares used in computing diluted net income per share	17,298	18,132

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$ 26,942	$ 24,469
Short term investments	14,717	19,887
Accounts receivable, net	9,019	9,020
Deposits	41	28
Prepaid Expenses and other current assets	874	631
Deferred tax assets	1,020	1,020

Total current assets	52,613	55,055

Deposits, less current portion	180	190
Deferred tax assets, less current Portion	28	28
Property and equipment, net	188	159
Intangible assets, net	14	20

Total Assets	$ 53,023	$ 55,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	2,489	2,373
Accrued expenses	3,239	3,394
Deferred revenue	629	296
Income tax payable	2,616	856

Total Liabilities	8,973	6,919

Common stock	163	163
Treasury stock	(8,594)	-
Accumulated other comprehensive income	(43)	(38)
Additional paid-in capital	30,645	30,645
Retained earnings	21,879	17,763

Total Stockholders' Equity	44,050	48,533

Total Liabilities and
Stockholders' Equity	$ 53,023	$ 55,452

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 4,116	$ 1,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33	45
Deferred income taxes	-	20
Provision for losses on accounts receivable	247	28
Tax benefit of stock option exercises	-	396
Accrued income on short-term investments	(166)	(57)
Changes in operating assets and liabilities:
Accounts receivable	(246)	(1,176)
Deposits	(3)	(12)
Prepaid expenses and other current assets	(243)	325
Accounts payable	115	289
Accrued expenses	(156)	223
Deferred revenue	333	61
Income tax payable	1,760	1,237
Net cash provided by operating activities	5,790	3,211

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(56)	(42)
Purchase of short-term investments	(14,663)	-
Sale of short-term investments	20,000	-
Net cash provided by (used in) investing activities	5,281	(42)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of related costs	-	(124)
Proceeds from stock option exercises	-	35
Repurchase of common stock	(8,594)	-
Net cash used in financing activities	(8,594)	(89)

Effect of exchange rate on cash and cash equivalents	(4)	-

Net increase in cash and cash equivalents	2,473	3,080
Cash and cash equivalents at beginning of period	24,469	26,435
Cash and cash equivalents at end of period	26,942	29,515

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	1,425	86

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